As filed with the Securities and Exchange Commission on November 5, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMECO CORPORATION

(Exact name of Registrant as specified in its charter)

Canada	1090	98-0113090
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

2121 – 11th Street West

Saskatoon, Saskatchewan

Canada

S7M 1J3

(306) 956-6200

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Cristina Giffin

Power Resources, Inc., Smith Ranch-Highland Operation

762 Ross Road

Douglas, Wyoming 82633

(307) 358-6541

(Name, Address (Including Zip Code) and Telephone Number

(Including Area Code) of Agent for Service of Process in the United States)

Copies to:

Kerry S. Burke Julie M. Plyler Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001-4956 (202) 662-6000	Andrew Parker McCarthy Tétrault LLP Suite 5300, TD Bank Tower Box 48, 66 Wellington Street West Toronto, Ontario Canada M5K 1E6 (416) 601-7939

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

Province of Saskatchewan, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

PART I

INFORMATION REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

This short form base shelf prospectus has been filed under legislation in each of the provinces and territories of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities (except where an exemption from such delivery requirement is available).

This short form base shelf prospectus is filed under Part 9B of National Instrument 44-102 – Shelf Distributions (“NI 44-102”). Cameco Corporation has satisfied the requirements for issuers filing a WKSI base shelf prospectus (as defined in NI 44-102) and for a receipt for this prospectus to be deemed to be issued in all jurisdictions in Canada in which this prospectus has been filed. No regulator or securities regulatory authority has reviewed this prospectus. See “Well-Known Seasoned Issuer”.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Cameco Corporation at 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3 (Telephone (306) 956-6200), and are also available electronically at www.sedarplus.ca.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	November 5, 2026

CAMECO CORPORATION

US$3,000,000,000

COMMON SHARES

FIRST PREFERRED SHARES

SECOND PREFERRED SHARES

DEBT SECURITIES

WARRANTS

SUBSCRIPTION RECEIPTS

UNITS

Cameco Corporation (“Cameco”, “us”, “we” or the “Company”) may from time to time offer common shares of the Company (“Common Shares”), first preferred shares of the Company (“First Preferred Shares”), second preferred shares of the Company (“Second Preferred Shares”), debt securities (“Debt Securities”, which may include Debt Securities convertible into or exchangeable for Common Shares), warrants to purchase Common Shares, First Preferred Shares, Second Preferred Shares or Debt Securities (collectively, “Warrants”), subscription receipts to purchase any of the foregoing securities (“Subscription Receipts”) or units (“Units”) comprised of one or more of the other securities described in this short form prospectus (including any amendments thereto, the “Prospectus”) (all of the foregoing collectively, the “Securities”) or any combination thereof for an aggregate offering price of up to US$3,000,000,000 (or its equivalent in one or more foreign currencies or currency units) during the 37-month period that this Prospectus remains effective (this “Offering”), subject to satisfaction of applicable securities law requirements. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more prospectus supplements (each, a “Prospectus Supplement”). In addition, Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or a subsidiary of the Company. The consideration for any such acquisition may consist of any of the Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

This Offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system (the “MJDS”) adopted by the securities regulatory authorities in Canada and the United States of America (the “U.S.”), to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the U.S. The financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, and they may be subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of U.S. companies.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the U.S. and Canada. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. Prospective investors should read the tax discussion in any applicable Prospectus Supplement and consult their own tax advisors prior to deciding to purchase any of the Securities.

The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated or organized under the laws of Canada, that some or all of its officers and directors may be residents of a country other than the U.S., that some or all of the underwriters or experts named in this Prospectus and/or in a Prospectus Supplement may be residents of a country other than the U.S., and that all or a substantial portion of the assets of the Company and said persons may be located outside the U.S.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE OR CANADIAN SECURITIES REGULATOR NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES REGULATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The specific terms of any offering of Securities will be set forth in the applicable Prospectus Supplement including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash or other consideration, and any other terms specific to the Common Shares being offered; (ii) in the case of First Preferred Shares and Second Preferred Shares, the designation of the particular class and, if applicable, series, the number of First Preferred Shares or Second Preferred Shares offered, the offering price, whether the First Preferred Shares or Second Preferred Shares are being offered for cash, the dividend rate, if any, any terms for redemption or retraction and any other terms specific to the First Preferred Shares or Second Preferred Shares being offered; (iii) in the case of Debt Securities, the specific designation, the aggregate principal amount or any limit on such amount, the currency or currency unit, the maturity, the offering price, whether the Debt Security will bear interest, the interest rate or method of determining the interest rate, the authorized denominations, any terms of redemption or retraction, whether the Debt Securities are being offered for cash, the covenants, the events of default, any conversion or exchange rights, the initial offering price (or the manner of determination thereof if offered on a non-fixed price basis), any terms for subordination of the Debt Securities to other indebtedness, whether the Debt Securities will be secured by any of the Company’s assets or guaranteed by any other person and any other terms specific to the Debt Securities being offered; (iv) in the case of Warrants, the offering price, whether the Warrants are being offered for cash, the designation, the number and the terms of the Common Shares, First Preferred Shares, Second Preferred Shares or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price and other exercise terms, the dates and periods of exercise, the currency in which the Warrants are issued and any other terms specific to the Warrants being offered; (v) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the procedures for the exchange of the Subscription Receipts for Common Shares, First Preferred Shares, Second Preferred Shares, Debt Securities or Warrants, as the case may be, and any other terms specific to the Subscription Receipts being offered; and (vi) in the case of Units, the designation and terms of the Units and of the Securities comprising the Units and any other terms specific to the Units being offered. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities. You should read this Prospectus and any applicable Prospectus Supplement before you invest in any Securities.

This Prospectus does not qualify the issuance of Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items, other than as required to provide for an interest rate that is adjusted for inflation. For greater certainty, this Prospectus may qualify the issuance of Debt Securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or a bankers’ acceptance rate, or to recognized market benchmark interest rates.

All shelf information permitted under applicable securities legislation to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, unless an exemption from the prospectus delivery requirements is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of such Prospectus Supplement and only for the purposes of the distribution of the Securities covered by that Prospectus Supplement.

The outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “CCO” and on the New York Stock Exchange (the “NYSE”) under the symbol “CCJ”. On November 4, 2026, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares was $100.07 on the TSX and US$71.68 on the NYSE. Unless otherwise specified in the applicable Prospectus Supplement, the Securities (other than the Common Shares) will not be listed on any securities exchange and there is no market through which the First Preferred Shares, Second Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units may be sold and purchasers may not be able to resell First Preferred Shares, Second Preferred Shares, Debt Securities, Warrants, Subscription Receipts or Units purchased under this Prospectus and the applicable Prospectus Supplement. This may affect the pricing of the First Preferred Shares, Second Preferred Shares, Debt Securities, Warrants, Subscription Receipts and Units in the secondary market, the transparency and availability of trading prices, the liquidity of the First Preferred Shares, Second Preferred Shares, Debt Securities, Warrants, Subscription Receipts and Units, and the extent of issuer regulation.

An investment in the Securities involves risks. Prospective investors in the Securities should carefully read and consider the information contained in, or incorporated by reference in, this Prospectus and the applicable Prospectus Supplement, as such disclosure shall be updated from time to time in the Company’s continuous disclosure documents incorporated by reference herein. See “Risk Factors”.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell the Securities in those jurisdictions. The Company may offer and sell Securities to or through underwriters, dealers or remarketing firms purchasing as principals, directly to one or more purchasers or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer, remarketing firm or agent, as the case may be, engaged in connection with the offering and sale of Securities, and will set forth the terms of the offering of such Securities, including the method of distribution of such Securities, the proceeds to the Company, any fees, discounts or other compensation payable to underwriters, dealers, remarketing firms or agents, and any other material terms of the plan of distribution. See “Plan of Distribution”.

This Prospectus may qualify an “at-the-market distribution”. The Securities may be offered and sold pursuant to this Prospectus through underwriters, dealers, directly or through agents designated from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale (including sales in transactions that are deemed to be “at-the-market distributions” as defined in NI 44-102), at prices determined by reference to the prevailing market prices or at negotiated prices. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities and other than an “at-the-market distribution” (as defined under applicable Canadian securities legislation), the underwriters, dealers or agents may over-allot or effect transactions intended to maintain, stabilize or otherwise affect the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. No underwriter, dealer or agent involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter, dealer or agent, and no person or company acting jointly or in concert with such underwriter, dealer or agent may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities distributed or Securities of the same class as the Securities distributed under the applicable Prospectus Supplement, including selling an aggregate number or principal amount of securities that would result in the underwriter, dealer or agent creating an over-allocation position in the Securities distributed.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Cameco’s head office and registered office is located at 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3.

One of our directors and one of the experts named in this Prospectus reside outside of Canada. See “Agent for Service of Process in Canada”.

ABOUT THIS PROSPECTUS

In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, references to “Cameco”, the “Company”, “we”, “us” and “our” refer to Cameco Corporation and/or, as applicable, one or more or all of its subsidiaries. In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. References in this Prospectus and in any Prospectus Supplement to “$” and “dollars” are to Canadian dollars and references to “US$” are to United States dollars, in each case unless otherwise stated.

Each time the Company sells Securities under this Prospectus, we will prepare a Prospectus Supplement containing the specific terms of the offering of such Securities. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below and in any applicable Prospectus Supplement under “Documents Incorporated by Reference”.

We have not authorized anyone to provide you with different or additional information from that contained or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. We are not making an offer of the Securities in any jurisdiction where the offer is not permitted by law. You should bear in mind that although the information contained in, or incorporated by reference in, this Prospectus or any applicable Prospectus Supplement is intended to be accurate as of the date hereof or thereof or the date of such documents incorporated by reference, as applicable, such information may be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this Prospectus or any applicable Prospectus Supplement and by any subsequently filed amendments. Neither the delivery of this Prospectus or any Prospectus Supplement, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in Canada and with the SEC. Copies of this Prospectus and the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary, 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3 (Telephone (306) 956-6200); Attention: Corporate Secretary.

In addition to the continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and in accordance with the U.S. Exchange Act, we also file certain reports with and furnish other information to the SEC. Under the MJDS adopted by the U.S. and Canada, these reports and other information may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the U.S. As a foreign private issuer, we are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements. Our officers, directors and principal shareholders are relying on a conditional exemption from the insider reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we may not be required to publish financial statements as promptly as U.S. companies.

You may read any document we file with the securities commissions and other authorities of the provinces and territories of Canada through SEDAR+ and any document we file with or furnish to the SEC at the SEC’s website at www.sec.gov.

We are filing with the SEC under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), a Registration Statement on Form F-10 relating to the Securities being offered hereunder and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this Prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov.

NOTE REGARDING FORWARD-LOOKING INFORMATION AND STATEMENTS

Certain statements in this Prospectus (and any Prospectus Supplement), including the information incorporated by reference herein, and including certain information about Cameco’s business outlook, objectives, strategies, plans, strategic priorities and results of operations, as well as other statements which are not current statements or historical facts, constitute “forward-looking information” within the meaning of applicable Canadian securities laws and “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking information and statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by them. Sentences and phrases containing words such as “believe”, “estimate”, “anticipate”, “plan”, “will”, “intend”, “predict”, “outlook”, “goal”, “target”, “forecast”, “project”, “scheduled”, “proposed”, “expect”, “potential”, “strategy”, and the negative of any of these words, or variations of them, or comparable terminology that does not relate strictly to current or historical facts, are all indicative of forward-looking information or statements.

Examples of forward-looking information in this Prospectus include, but are not limited to:

•	future development, mining and production plans and expectations for the McArthur River operation, including the timing of development and production from new mining areas;

•	estimates of future production and remaining mine life for the McArthur River operation and packaged production at Key Lake;

•	estimates of operating and capital costs and expenditures for the McArthur River operation and Key Lake;

•	estimates of future economic performance of the McArthur River operation, including net present value and internal rate of return;

•	mineral reserve and mineral resource estimates for the McArthur River operation;

•	estimates of metallurgical recovery, mining recovery, dilution and other mining and production parameters for the McArthur River operation;

•	estimates of future decommissioning and reclamation costs and related financial assurance requirements for McArthur River and Key Lake;

•

plans and expectations regarding infrastructure, development, processing and capital projects at the McArthur River and Key Lake operations, including the timing and extent of the planned production ramp-up and mill processing upgrades at Key Lake;

•	the continuation of the toll milling and other third-party arrangements for processing McArthur River production at Key Lake;

•	expectations regarding exploration and delineation drilling and potential changes to, expansion of or conversion of mineral resources and mineral reserves; and

•	expectations regarding future cash flows, including the ability of operating cash flows to fund estimated capital expenditures.

In addition to this cautionary statement, with respect to forward-looking statements contained in the documents incorporated by reference in this Prospectus, prospective purchasers should refer to “Caution about forward-looking information” and “Caution about forward-looking information relating to our CRA tax dispute” in the AIF (as defined herein), “Caution about forward-looking information” in the Annual MD&A (as defined herein), the footnotes on pages 1, 51, 64 and 85 of the Proxy Circular (as defined herein) and “Caution about forward-looking information” in the Q3 MD&A (as defined herein), as well as to the forward-looking information and statements cautionary sections of any documents incorporated by reference in this Prospectus that are filed after the date hereof.

Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from Cameco’s expectations expressed in or implied by such forward-looking statements and that Cameco’s business outlook, objectives, plans and strategic priorities may not be achieved. These statements are not guarantees of future performance or events, and Cameco cautions you against relying on any of these forward-looking statements. Forward-looking statements are provided in this Prospectus, including the documents incorporated herein by reference, for the purpose of assisting investors and others in understanding Cameco’s objectives, strategic priorities and business outlook, and in obtaining a better understanding of Cameco’s anticipated operating environment. Readers are cautioned that such information may not be appropriate for other purposes.

Important risk factors that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements contained in this Prospectus, including the documents incorporated herein by reference, are disclosed in the sections entitled “Risk Factors” herein, “Material risks”, “Material risks that could cause actual results to differ materially” and “Risks that can affect our business” starting on pages 5, 111 and 114 of the AIF, respectively, “Material risks” and “Material risks that could cause actual results to differ materially” starting on pages 4 and 43 of the Annual MD&A, respectively, and “Material risks” starting on page 3 of the Q3 MD&A, as such disclosure shall be updated from time to time in Cameco’s continuous disclosure documents incorporated by reference herein.

Examples of material risks that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements contained in this Prospectus include, but are not limited to:

•

actual sales volumes or market prices for any of our products or services are lower than we expect, or cost of sales is higher than we expect, for any reason, including changes in market prices, loss of market share to a competitor, trade restrictions or geopolitical issues;

•	we are adversely affected by changes in currency exchange rates, interest rates, royalty rates, tax rates, tariffs or inflation;

•	our production costs are higher than planned, or necessary supplies are not available, or not available on commercially reasonable terms;

•	our strategies may change, be unsuccessful or have unanticipated consequences, or we may not be able to achieve anticipated operational flexibility and efficiency;

•

changing views of governments regarding energy security, national security and/or the pursuit of carbon reduction strategies, or that our view on the role of nuclear power in pursuit of those strategies may prove to be inaccurate;

•	our McArthur River development, mining or production plans may be delayed or may not succeed for any reason;

•

production levels from McArthur River/Key Lake may be reduced for any reason including development delays, slower than anticipated ground freezing, lack of access to adequate skilled labour or delayed commissioning of new equipment;

•

Key Lake mill throughput may not reach or be sustained at planned processing rates for any reason, including unproven sustained performance of mill circuits at higher production rates, equipment availability or operability issues;

•	Orano may elect to terminate, or we may otherwise be unable to continue, the toll milling or other third-party arrangements relied on to process McArthur River production at Key Lake;

•	a major accident at a nuclear power plant;

•

we are impacted by changes in the regulation or public perception of the safety of nuclear power plants, which adversely affect the construction of new plants, the re-licensing of existing plants, and the demand for uranium; and

•	government laws, regulations, policies, or decisions that adversely affect us, including tax, tariffs and trade laws and sanctions on nuclear fuel imports.

Readers are cautioned that the risks referred to above are not the only ones that could affect Cameco. Additional risks and uncertainties not currently known to Cameco or that Cameco currently deems to be immaterial may also have a material adverse effect on Cameco’s financial position, financial performance, cash flows, business or reputation.

Forward-looking statements made in this Prospectus, including the documents incorporated herein by reference, are based on a number of assumptions that Cameco believed were reasonable at the time it made each forward-looking statement. Refer in particular, but without limitation, to the sections entitled “Material assumptions” and “Assumptions” starting on pages 7 and 111 of the AIF, respectively, “Material assumptions” starting on page 5 of the Annual MD&A, and “Material assumptions” starting on page 5 of the Q3 MD&A for a discussion of certain assumptions that Cameco has made in preparing forward-looking statements included or incorporated by reference in this Prospectus.

Examples of material assumptions applicable to the forward-looking statements made in this Prospectus include, but are not limited to:

•	the expected production levels and remaining mine life for the McArthur River operation and the expected packaged production at Key Lake;

•	the expected operating and capital costs, royalties and surcharges for the McArthur River and Key Lake operations;

•	the uranium price and currency exchange rate assumptions used in estimating mineral reserves and mineral resources and in the economic analysis;

•	the assumed mining and metallurgical recovery rates, dilution and other mining and production parameters for the McArthur River operation;

•	the reliability of the mineral reserve and mineral resource estimates for the McArthur River operation and the assumptions upon which they are based;

•	the reliability of the estimated decommissioning and reclamation costs and related financial assurance requirements for McArthur River and Key Lake;

•	our understanding of the geological, hydrological, geotechnical and other conditions at the McArthur River operation;

•	the continuation of existing regulatory requirements and the receipt and maintenance of necessary licences, permits and approvals;

•	the continued availability and operation of the infrastructure required to transport McArthur River production to, and process and package it at, Key Lake;

•	the successful implementation of the development, mining and production plans for the McArthur River operation and the planned infrastructure and processing upgrades at Key Lake; and

•	the continuation of the toll milling arrangement for processing McArthur River production at Key Lake.

The foregoing assumptions, although considered reasonable by Cameco on the day it made the forward-looking statements, may prove to be inaccurate. Accordingly, our actual results could differ materially from our expectations.

There can be no assurance that forward-looking information and statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking information and statements are not guarantees of future performance. Cameco cannot assure investors that actual results will be consistent with the forward-looking information and statements. Accordingly, investors should not place undue reliance on forward-looking information and statements due to the inherent uncertainty therein. For additional information with respect to risks, uncertainties and assumptions, please refer to the “Risk Factors” section of this Prospectus and any Prospectus Supplement, as well as any risk factors disclosed in the documents incorporated by reference.

The forward-looking information and statements included in this Prospectus (and any Prospectus Supplement) and the documents incorporated by reference represent our views as of the date of such documents and should not be relied upon as representing our views as of any subsequent date. While we anticipate that subsequent events and developments may cause our views to change, we specifically disclaim any intention or obligation to update forward-looking information and statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws. Forward-looking information and statements contained in this Prospectus and the documents incorporated by reference about prospective results of operations, financial position or cash flows that are based upon assumptions about future economic conditions and courses of action are presented for the purpose of assisting our security holders in understanding management’s current views regarding those future outcomes, and may not be appropriate for other purposes.

NOTICE TO U.S. INVESTORS REGARDING MINERAL RESERVES AND RESOURCES

This Prospectus and the documents incorporated by reference herein have been prepared in accordance with the requirements of Canadian securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all mineral resource and reserve estimates included in this Prospectus and any Prospectus Supplement have been prepared in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves (the “CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian securities regulatory authorities which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. As a foreign private issuer that files its Annual Report on Form 40-F with the SEC pursuant to the MJDS adopted by the U.S. and Canada, the Company is not required to prepare disclosure on its mineral projects under Regulation S-K 1300 (as defined below) and instead prepares such disclosure in accordance with NI 43-101 and the CIM Definition Standards.

The SEC has adopted mining disclosure rules under Item 1300 of Regulation S-K promulgated under the U.S. Securities Act (“Regulation S-K 1300”). Under Regulation S-K 1300, the SEC now recognizes estimates of “Measured Mineral Resources”, “Indicated Mineral Resources” and “Inferred Mineral Resources”. In addition, the SEC has amended its definitions of “Proven Mineral Reserves” and “Probable Mineral Reserves” to be substantially similar to international standards.

Readers are cautioned that despite efforts to harmonize U.S. mining disclosure rules with NI 43-101 and other international requirements, there are differences between the terms and definitions used in Regulation S-K 1300 and mining terms defined in the CIM Definition Standards, which definitions have been adopted by NI 43-101, and there is no assurance that any mineral reserves or mineral resources that the Company may report as “proven mineral reserves”, “probable mineral reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 would be the same had the Company prepared the reserve or resource estimates under Regulation S-K 1300.

Readers are also cautioned that while the SEC will now recognize mineral resource estimates, readers should not assume that all or any part of the mineralization that the Company may report as “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” will ever be converted into a higher category of mineral resources or into mineral reserves. Mineralization described using these terms has a greater amount of uncertainty as to its existence and feasibility than mineralization that has been characterized as reserves. Accordingly, readers are cautioned not to assume that any “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” that the Company reports are or will be economically or legally mineable. Further, “inferred mineral resources” have a greater amount of uncertainty as to their existence and as to whether they can be mined economically or legally. Therefore, readers are also cautioned not to assume that all or any part of “inferred mineral resources” exist. In accordance with Canadian securities laws, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies, except in limited circumstances where permitted under NI 43-101.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed by us with the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada, which have also been filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Cameco, 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3 (Telephone (306) 956-6200), and are also available electronically under the profile of the Company at www.sedarplus.ca or in the United States through EDGAR at the website of the SEC at www.sec.gov.

The following documents filed by the Company with the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada and filed with or furnished to the SEC are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	Annual Information Form of Cameco for the year ended December 31, 2025, dated March 19, 2026 (the “AIF”);

(b)

Audited consolidated financial statements of Cameco (the “Consolidated Financial Statements”) as at and for the years ended December 31, 2025 and 2024, and related notes thereto, together with the related management’s report on internal control over financial reporting, and the reports of the independent registered public accounting firm thereon;

(c)	Management’s discussion and analysis of Cameco in respect of the Consolidated Financial Statements (the “Annual MD&A”);

(d)

Unaudited interim consolidated financial statements of Cameco (the “Unaudited Financial Statements”) as at and for the three- and nine-month periods ended September 30, 2026 and 2025, and related notes thereto;

(e)	Management’s discussion and analysis of Cameco in respect of the Unaudited Financial Statements (the “Q3 MD&A”); and

(f)	Management Proxy Circular of Cameco dated April 2, 2026 prepared in connection with the Annual Meeting of Shareholders held on May 7, 2026 (the “Proxy Circular”).

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions, if filed by the Company with a securities commission or similar regulatory authority in Canada after the date of this Prospectus and all Prospectus Supplements (only in respect of the offering of Securities to which that particular Prospectus Supplement relates) disclosing additional or updated information filed pursuant to the requirements of applicable securities legislation in Canada and during the period that this Prospectus is effective, shall be deemed to be incorporated by reference in this Prospectus.

In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report that we file with or furnish to the SEC pursuant to Section 13(a) or Section 15(d) of the U.S. Exchange Act subsequent to the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. Furthermore, we may incorporate by reference into the registration statement of which this Prospectus forms a part, any report on Form 6-K furnished to the SEC, including the exhibits thereto, if and to the extent provided in such report.

Any statement contained in this Prospectus, or in any document incorporated or deemed to be incorporated by reference, shall be deemed to be modified or superseded, for the purposes of this Prospectus, to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon a new annual information form being filed by the Company with and, where required, accepted by the applicable Canadian securities regulatory authorities during the term of this Prospectus, and filed with the SEC, the previous annual information form, any material change reports filed by the Company prior to the end of the financial year of the Company in which the new annual information form is filed, any business acquisition reports filed by the Company for acquisitions completed prior to the commencement of the financial year of the Company in respect of which the new annual information form is filed, and any management proxy circulars filed by the Company prior to the commencement of the financial year of the Company in respect of which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon new audited annual financial statements and the accompanying management’s discussion and analysis being filed by the Company with the applicable Canadian securities regulatory authorities and with the SEC during the term of this Prospectus, the previous annual financial statements and accompanying management’s discussion and analysis and the previous interim financial statements and accompanying management’s discussion and analysis most recently filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new interim financial statements and accompanying management’s discussion and analysis being filed by the Company with the applicable Canadian securities commissions, and with the SEC, during the term of this Prospectus, the previous interim financial statements and accompanying management’s discussion and analysis most recently filed prior to such new interim financial statements and accompanying management’s discussion and analysis shall be deemed to no longer be incorporated into this Prospectus for purposes of future offers and sales of the Securities under this Prospectus. Upon a new management proxy circular in respect of an annual meeting of shareholders being filed by the Company with the applicable Canadian securities regulatory authorities, and filed with or furnished to the SEC, during the term of this Prospectus, the previously-filed management proxy circular in respect of an annual meeting of shareholders shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

A Prospectus Supplement containing the specific terms of an offering of Securities and other information relating to the Securities, will be delivered to purchasers of such Securities together with this Prospectus, unless an exemption from the prospectus delivery requirements is available, and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the distribution of the Securities to which the Prospectus Supplement pertains.

In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” of “marketing materials” (as those terms are defined in applicable Canadian securities legislation) pertaining to a distribution of Securities, and filed by the Company after the date of the Prospectus Supplement for the distribution of such Securities and before the termination of the distribution of such Securities, will be deemed to be incorporated by reference in that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

THE COMPANY

Our operations and investments span the nuclear fuel and reactor life cycles, from exploration and mining, to conversion, enrichment and fuel manufacturing, to plant maintenance and new reactor engineering and design. We have controlling ownership of the world’s largest high-grade uranium mineral reserves, as well as significant investments across the nuclear fuel cycle, including ownership interests in Westinghouse Electric Company and Global Laser Enrichment. Our uranium production capacity is among the world’s largest and in 2025, our tier-one production accounted for approximately 15% of estimated world uranium production. We are an integrated uranium fuel supplier, offering refining, conversion and fuel manufacturing services, including control of about 18% of world primary conversion capacity. Utilities around the world use our products to generate zero-carbon nuclear electricity.

Our articles of incorporation (“Articles”) contain provisions imposing constraints on the issue, transfer and ownership of our voting securities so as to prevent both residents and non-residents of Canada from owning or controlling more than a specified percentage of our Common Shares. See “Description of Share Capital – Restrictions on Ownership and Voting”.

Further particulars with respect to the Company’s business operations and ownership restrictions are contained under the headings “Our business”, “Operations, projects and investments” and “Investor information – Share capital – Ownership and voting restrictions” in the AIF and in the other documents incorporated herein by reference.

The Company’s registered and principal office is located at 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3.

McArthur River/Key Lake

This description is based on the project’s technical report titled “McArthur River Operation, Northern Saskatchewan, Canada”, dated November 4, 2026 (effective September 30, 2026). The report was prepared for us in accordance with NI 43-101 by or under the supervision of Biman P. Bharadwaj, P. Eng., Daley McIntyre, P. Eng., Gregory M. Murdock, P. Eng., Keith Perry, P. Eng., and Alain D. Renaud, P. Geo. The following description has been prepared under the supervision of these qualified persons. Each is a qualified person within the meaning of NI 43-101 but is not independent of us.

The conclusions, projections and estimates included in this description are subject to the qualifications, assumptions and exclusions set out in the technical report except as such qualifications, assumptions and exclusions may be modified in this Prospectus. We recommend you read the technical report in its entirety to fully understand the project. You can download a copy from SEDAR+ (sedarplus.ca) or from EDGAR (sec.gov). Unless otherwise indicated, scientific and technical information is as of September 30, 2026, mineral and production quantities are on a 100% basis, and dollar amounts are Canadian dollars. Our attributable share is expressly identified.

Business structure

We operate both the McArthur River mine and the Key Lake mill. The McArthur River joint venture (the “MRJV”) is owned by Cameco (69.805%) and Orano Canada Inc. (“Orano”) (30.195%). The Key Lake joint venture is owned by Cameco (83.333%) and Orano (16.667%). A small portion of the reported mineral reserves crosses onto the adjacent Read Lake property, owned by the Read Lake joint venture (the “RLJV”), in which Cameco holds 78.241% and Orano holds 21.759%.

History

1976	• Canadian Kelvin Resources Ltd. and Asamera Oil Corporation Ltd. form an exploration joint venture, which includes the lands that the McArthur River mine is situated on
1977	• Saskatchewan Mining Development Corporation (“SMDC”), one of our predecessor companies, acquires a 50% interest
1980	• McArthur River joint venture is formed • SMDC becomes the operator • Active surface exploration begins • Between 1980 and 1988, SMDC reduces its interest to 43.991%
1988	• Eldorado Resources Limited merges with SMDC to form Cameco • We become the operator • Deposit discovered by surface drilling
1988-1992	• Surface drilling reveals significant mineralization of potentially economic uranium grades, in a 1,700 metre zone at depths of between 500 to 640 metres
1992	• We increase our interest to 53.991%
1993	• Underground exploration program receives government approval – program consists of shaft sinking (completed in 1994) and underground development and drilling
1995	• We increase our interest to 55.844%
1997-1998

•

Federal authorities issue construction licences for McArthur River after reviewing the environmental impact statement, holding public hearings, and receiving approvals from the governments of Canada and Saskatchewan

1998	• We acquire all of the shares of Uranerz Exploration and Mining Ltd. (“UEM”), increasing our interest to 83.766%
1999

•

We sell half of the shares of UEM to Orano, reducing our interest to 69.805%, and increasing Orano’s to 30.195%

•

Federal authorities issue the operating licence and provincial authorities give operating approval, and mining begins in December

2003	• Production is temporarily suspended in April because of a water inflow • Mining resumes in July
2009

•

UEM distributes equally to its shareholders:

– its 27.922% interest in the McArthur River joint venture, giving us a 69.805% direct interest, and Orano a 30.195% direct interest

– its 33.333% interest in the Key Lake joint venture, giving us an 83.333% direct interest, and Orano a 16.667% direct interest

2013	• Federal authorities grant a 10-year renewal of the McArthur River and Key Lake operating licences
2014

•

After a two-week labour disruption, we enter into a four-year collective agreement with unionized employees at McArthur River and Key Lake operations. World record annual underground mine production set at McArthur River.

2017	• We announce our plan to temporarily suspend production at McArthur River and Key Lake in 2018
2018	• We announce the suspension of production at McArthur River and Key Lake for an indeterminate duration
2022	• We announce plans to transition McArthur River and Key Lake from care and maintenance to planned production of 15 million pounds per year (100% basis) by 2024
2023

•

We updated our production plans for McArthur River and Key Lake to achieve production of 18 million pounds per year (100% basis) starting in 2024

•

In October 2023, the Canadian Nuclear Safety Commission (“CNSC”) granted 20-year renewals to the licences for both McArthur River and Key Lake

2024

•

World record for annual packaged production set at Key Lake due to improvements and optimization of the Key Lake mill and the availability of sufficient ore feed supplemented by broken ore inventory. Production from the mine was impacted by availability of mobile equipment, certain workforce skills and an unplanned shutdown to accommodate ventilation repairs in shaft 2

2025

•

Planned packaged production at Key Lake was not achieved due to a shortfall in mine production at McArthur River due to delayed development and ground freezing in new mine areas. The mine’s performance was also impacted by availability of equipment and certain workforce skills

There are no historical mineral resource estimates within the meaning of NI 43-101 to report. Approximately 386 million pounds U₃O₈ have been extracted at McArthur River since 1999 and approximately 383 million pounds have been packaged at Key Lake from the McArthur River operation.

About the McArthur River property

Location and access

The McArthur River mine site is located near Toby Lake, approximately 620 kilometres north of Saskatoon. The mine site is in close proximity to other uranium production operations. The Key Lake mill is 80 kilometres southwest by road and the Cigar Lake mine is 46 kilometres northeast by air. Access to the property is by an all-weather gravel road and by air. Supplies are transported by truck from Saskatoon and elsewhere. There is a 1.6-kilometre unpaved airstrip and an air terminal one kilometre east of the mine site, on the surface lease. Saskatoon, a major population centre south of the McArthur River property, has highway, rail and air links to the rest of North America.

Surface leases

The MRJV acquired the right to use and occupy the lands necessary to mine the deposit under a surface lease agreement with the province of Saskatchewan. The lease covers 1,425 hectares and expires in May 2043. We are required to report annually on the status of the environment, land development and progress on northern employment and business development.

Mineral lease

We hold mineral lease ML 5516 on behalf of the MRJV. It covers 1,338.474 hectares and expires in March 2034, with a right to renew for successive 10-year terms absent a default. The province may terminate it for breach, failure to satisfy obligations under The Crown Minerals Act (Saskatchewan) or associated regulations, or prescribed environmental concerns. Annual rent while in production is $13,384.74.

Mineral claims

The 28 adjoining mineral claims cover 85,908.392 hectares and give exploration rights and the right to convert to a lease if the MRJV remains in good standing. Surface exploration requires additional approval. The mineral claims require annual exploration expenditures of $2,118,417.07. Based on previous work submitted and approved by the Province of Saskatchewan, the mineral claims are in good standing until 2028 or later. Read Lake claim CBS 8927 covers 4,208.418 hectares, requires annual exploration expenditures of $105,210.45 and is in good standing until 2047.

Royalties and other payments

Saskatchewan’s basic royalty is 5% of gross uranium sales, less a resource credit of 0.75%. The profit royalty is 10% on profit up to and including $29.60 per kilogram U₃O₈ (2025 indexed value) and 15% on profit above that amount. Profit is revenue less certain operating, exploration, reclamation and capital costs. Exploration and capital costs are deductible at the producer’s discretion. We also pay a corporate resource surcharge of 3% of the value of resource sales. Royalties are deductible for income tax purposes. Toll milling arrangements are described below.

Environment, social and community factors

The climate is typical of the continental sub-arctic region of northern Saskatchewan. Summers are short and cool even though daily temperatures can sometimes reach above 30°C. The mean daily temperature for the coldest month is below -20°C, and winter daily temperatures can reach below -40°C. The deposit is 40 kilometres inside the eastern margin of the Athabasca Basin in northern Saskatchewan. The topography and environment are typical of the taiga forested lands in the Athabasca Basin.

The closest inhabited community to the operations by road is the village of Pinehouse, approximately 240 kilometres south of the Key Lake site. Employees commute from designated communities by air, and personnel are recruited on a preferential basis from northern Saskatchewan.

Our northern and Indigenous strategy focuses on workforce and business development, community engagement and investment, and environmental stewardship. Engagement for the McArthur River and Key Lake operations focuses on Pinehouse and Kineepik Métis Local, English River First Nation, Patuanak and the Lac La Ronge Indian Band. Collaboration agreements were signed with Pinehouse and Kineepik in 2012, English River First Nation in 2013 and the Lac La Ronge Indian Band in 2017. A participation agreement with Southend and Kinoosao First Nations and Thakotitan Economic Development Corporation, signed in 2014, ended in 2024 and is in the process of being renewed. The absence of this agreement does not affect continued operations or planned activities. We have also established a preferred northern contractor framework that provides preference to majority-owned Indigenous businesses.

Geological setting

The deposit is approximately 40 kilometres west of the eastern margin of the Athabasca Basin in northern Saskatchewan, within the southwest part of the Churchill structural province of the Canadian Shield. The deposit is located at or near the unconformity contact between the Athabasca Group sandstones and underlying metasedimentary rocks of the Wollaston Domain.

The deposit is similar to other Athabasca Basin deposits but is distinguished by its very high grade and overall size. Unlike Cigar Lake, there is no development of extensive hydrothermal clay alteration in the sandstone above the uranium mineralization and the deposit is relatively simple geochemically with negligible amounts of other metals.

McArthur River’s geological setting is similar to the Cigar Lake deposit in that the sandstone that overlies the deposit and basement rocks contains large volumes of water at significant pressure.

Mineralization

Mineralization is controlled by the northeast-southwest trending P2 reverse fault, which dips 40 to 65 degrees to the southeast and has thrust a wedge of basement rock into the overlying sandstone with a vertical displacement exceeding 80 metres at the northeast end of the deposit and decreasing to 60 metres at the southwest end. Surface drilling delineated mineralization over approximately 2,700 metres at depths of 500 to 640 metres. Underground drilling has covered approximately 2,300 metres.

The deposit consists of nine mineralized areas with delineated mineral resources and/or reserves: Zones 1, 2, 3, 4, 4 South, A, B, McA North 1 and McA North 2. These and three under-explored mineralized showings, known as McA North 3, McA North 4 and McA South 1, as well as other mineralized occurrences have been identified over a strike length of approximately 2,700 metres. The main part of the mineralization, generally at the upper part of the basement wedge, averages 12.7 metres in width and has a vertical extent ranging between 50 metres and 120 metres.

The deposit has two distinct styles of mineralization:

•	high-grade mineralization at the unconformity near the P2 reverse fault and within both sandstone and basement rocks; and

•	fracture controlled and vein-type mineralization that occurs in the sandstone away from the unconformity and within the basement quartzite.

The high-grade mineralization along the unconformity constitutes most of the mineralization within the McArthur River deposit. Mineralization occurs across a zone of strongly altered basement rocks and sandstone across both the unconformity and the P2 structure. Mineralization is generally within 15 metres of the basement/sandstone contact with the exception of Zone 2.

Uranium oxide in the form of uraninite and pitchblende (+/- coffinite) occurs as disseminated grains in aggregates ranging in size from millimetres to decimetres, and as massive mineralization up to several metres thick.

Geochemically, the deposit does not contain any significant quantities of the elements nickel, copper, cobalt, lead, zinc, molybdenum, and arsenic that are present in other unconformity-related Athabasca uranium deposits although locally elevated quantities of these elements have been observed in Zone B.

Deposit type

McArthur River is an unconformity-related uranium deposit. Deposits of this type are believed to have formed through an oxidation-reduction reaction at a contact where oxygenated fluids met with reducing fluids. The geological model was confirmed by surface drilling, underground drilling, development, and production activities.

About the McArthur River operation

McArthur River is fully developed with sufficient surface rights to meet its planned mining operation needs. There are currently three active mine zones and one significantly advanced.

Zone 2 is near completion with 2.1 million pounds of reserves behind freeze walls. Zone 4 has 66.2 million pounds behind freeze walls. The central portion of Zone 4 requires mass freezing for both development and production mining due to the presence of massive clay and highly fractured rock. Zone 1 began production in June 2026 and has 46.4 million pounds of mineral reserves behind freeze walls. Full development of Zone 1 is expected to be complete in 2027. Zone 4 South has 57.5 million pounds of mineral reserves and is expected to enter production in late 2029. Its upper freeze cap is activated and freezing; most lower freeze drift development is complete and freeze drilling is in progress.

Permits

The CNSC mine operating licence expires October 31, 2043. The Saskatchewan Ministry of Environment (the “SMOE”) Approval to Operate Pollutant Control Facilities expires June 30, 2028. The Water Rights Licence and Approval to Operate Works, last amended in 2011, is valid for an undefined term. The CNSC licence permits up to 25 million pounds U₃O₈ produced annually.

Infrastructure, water, power and heat

The site includes one full-service and two ventilation shafts, an airstrip and terminal, camp, administration and maintenance buildings, warehouses, freeze plants, a concrete batch plant, slurry load-out, waste storage, water containment and treatment, a freshwater pump house, substations and backup generators. Approximately 24,500 metres of lateral development is required over the remaining mine life. A planned camp expansion will add 74 rooms in 2027, increasing capacity to 643 rooms. Power demand is expected to increase from 19.5 megawatts to a future peak of approximately 25 megawatts. Some grid upgrades by SaskPower remain subject to approval and completion.

Toby Lake, which is nearby and easy to access, has enough water to satisfy all surface water requirements. Collection of groundwater that naturally enters our shafts is sufficient to meet all underground process water requirements and supplements the surface industrial water supply. The site is connected to the provincial power grid, and it has backup generators in case there is an interruption in grid power.

McArthur River operates year-round. During the winter, the fresh air necessary to ventilate the underground workings is heated using propane-fired burners.

Employees

Employees are recruited with preference given to northern Saskatchewan residents. A new collective agreement with United Steelworkers Local 8914 was reached in April 2026 for a three-year term expiring December 2028.

Mining methods and techniques

The McArthur River deposit presents unique challenges that are not typical of traditional hard or soft rock mines. These challenges are the result of mining in or near high pressure ground water in challenging ground conditions with significant radiation concerns due to the high-grade uranium mineralization. We take significant steps and precautions to reduce the risks. Mine designs and mining methods are selected based on their ability to mitigate hydrological, radiological, and geotechnical risks. Operational experience gained since the start of production has resulted in a significant reduction in risk. However, there is no guarantee that our efforts to mitigate risk will be successful.

All the mineralized areas discovered to date at McArthur River are in, or partially in, water-bearing ground with significant pressure at mining depths.

There are three approved mining methods at McArthur River, raisebore mining, blasthole stope mining and boxhole mining. However, only raisebore and blasthole stope mining remain in use. Before we begin mining an area, we freeze the ground around it by circulating chilled brine through freeze holes to form an impermeable frozen barrier.

Blasthole stope mining was approved by the CNSC as an extraction method in November 2013 and is the main extraction method planned for future production. Drift access is done above and below the ore in waste, and the stopes are typically not daylighted into the drifts. Recovery of the ore is done through a small slot raise. It is planned in areas where blastholes can be accurately drilled and small stable stopes excavated without jeopardizing the freeze wall integrity. The use of this method has allowed the site to improve operating costs by increasing overall extraction efficiency by reducing underground development, concrete consumption, mineralized waste generation and improving extraction cycle time.

Raisebore mining is an innovative non-entry approach that we adapted to meet the unique challenges at McArthur River, and it has been used since mining began in 1999. This method is favoured for mining the weaker rock mass areas where mechanical excavation and smaller excavations are preferable to blasthole stoping. Like blasthole stope mining, drift access is done above and below the ore in waste.

Initial processing, waste rock and water management

McArthur River produces two product streams, high-grade slurry and low-grade mineralized rock. Both product streams are shipped to the Key Lake mill to produce uranium ore concentrate.

The high-grade material is ground and thickened into a slurry underground and then pumped to surface. The material is then thickened and blended for grade control and shipped to Key Lake in slurry transport trucks.

The low-grade mineralized material is hoisted to surface and shipped as a dry product to Key Lake using covered haul trucks.

McArthur River does not have a tailings management facility (“TMF”), as mineralized material destined for milling and processing is shipped to Key Lake.

At the McArthur River Operation, mined rock from underground activities is classified in the following categories:

•	clean waste (used as site aggregate);

•	potentially acid-generating waste (stored on lined pads and used as concrete and backfill aggregate);

•	low-grade mineralized material (temporarily stored on lined pads until trucked to Key Lake); and

•	high-grade mineralized material (ground into slurry, temporarily stored in air-agitated pachucas until trucked to Key Lake).

There have been two notable water inflow incidents at the McArthur River mine. These two inflows have strongly influenced our mine design, inflow risk mitigation and inflow preparedness:

Bay 12 Inflow: Production was suspended on April 6, 2003, as increased water inflow due to a rock fall in a new development area (Bay 12 located just above the 530-metre level) began to flood the lower portions of the mine, including the underground grinding circuit area. Additional dewatering capacity was installed, and the flooded areas were dewatered and repaired. We resumed mining in July 2003 and sealed off the excess water inflow in July 2004.

590-7820N Inflow: In November 2008, there was a small water inflow in the lower Zone 4 development area on the 590-metre level. It did not impact production but did delay local development for approximately one year. In January 2010, the inflow was sealed off and local development was resumed.

Our standard for this mine is to secure pumping capacity of at least one and a half times the estimated reasonable worst case sustained inflow. We review our dewatering system and requirements at least once a year and before we begin work on any new zone. As our mine plan is advanced, our dewatering system will be expanded to handle water from the new mine areas. We believe we have sufficient pumping, water treatment and surface storage capacity to handle the estimated maximum sustained inflow.

Production

The schedule assumes a ramp up of annual production to 22 million pounds U₃O₈ annually by 2030, after which an average production level of 22 million pounds is maintained. Mill production will closely follow mine production. Actual annual production is expected to vary between 18 million and 25 million pounds, depending on contract commitments, mining cycles, non-routine maintenance timing and unplanned events. Remaining mine life is approximately 17 years at the assumed scheduled rates and current reserves.

Approximately 354 million pounds of further packaged production is forecast. Actual year-to-date mined and packaged production to September 30, 2026 was 10.5 million and 9.9 million pounds, respectively.

Achieving the assumed production schedule depends on improvements in long-hole drilling and blasting, concrete delivery, lateral development, freeze drilling and ventilation management. Plant and system availability assumptions are considered reasonable but could not be validated. At higher production rates, plant and system availability becomes more critical, and production constraints may occur if actual availability is less than what was assumed.

Key Lake mill

Location and access

The Key Lake mill is located in northern Saskatchewan, 570 kilometres north of Saskatoon. The site is 9 kilometres long and 5 kilometres wide and is connected to McArthur River by an 80-kilometre all-weather road. There is a 1.6-kilometre unpaved airstrip and an air terminal on the east edge of the site.

Permits

We need three key permits to operate the Key Lake mill:

•	Uranium Mill Licence – renewed in October 2023 and expires in October 2043 (from the CNSC);

•	Approval to Operate Pollutant Control Facilities – renewed in 2021 and expires on November 30, 2029 (from the SMOE); and

•	Water Rights License to Use Ground Water and Approval to Operate Works – last amended in 2008 and valid until April 1, 2032.

The CNSC Uranium Mill licence and its associated licencing basis authorizes the Key Lake mill to produce up to 25.0 million pounds (100% basis) per year as identified in the current licence conditions handbook.

Supply

All McArthur River ore, including our share, is milled at Key Lake. We do not have a formal toll milling agreement with the Key Lake joint venture.

In June 1999, the Key Lake joint venture (Cameco and UEM) entered a toll milling agreement with Orano to process their total share of McArthur River ore. The terms of the agreement (as amended in January 2001) include processing material at cost, plus a toll milling fee, and that the Key Lake joint venture owners are responsible for decommissioning the Key Lake mill and for certain capital costs, including the cost of any tailings management associated with milling Orano’s share of McArthur River ore.

With the UEM distribution in 2009 (see “History” above), we made the following changes to the agreement:

The fees and expenses related to Orano’s pro-rata share of ore produced just before the UEM distribution (16.234% – the first ore stream) have not changed. Orano is not responsible for any capital or decommissioning costs related to the first ore stream.

The fees and expenses related to Orano’s pro-rata share of ore produced as a result of the UEM distribution (an additional 13.961% – the second ore stream) have not changed. Orano’s responsibility for capital and decommissioning costs related to the second ore stream are, however, as a Key Lake joint venture owner under the original agreement.

The agreement was amended again in 2011 and now requires the milling of the first ore stream at Key Lake until May 31, 2028, when Orano may elect to terminate the agreement for that stream and arrange alternative milling. If Orano does not terminate, the agreement continues for that stream. The agreement also requires milling of the second ore stream at the Key Lake mill for the entire life of the McArthur River project.

Processing and upgrades

McArthur River low-grade mineralization, together with legacy mineralized waste blend material from the original Key Lake Deilmann and Gaertner mining operations, is ground and thickened at Key Lake and blended with McArthur River high-grade slurry to produce a controlled mill feed, typically between 4% and 6% U₃O₈. All uranium processing (leaching through to calcined uranium ore concentrate packaging) and tailings disposal occur at Key Lake.

The mill includes ore receiving, grinding and blending, reverse osmosis, leaching and counter-current decantation, solvent extraction, precipitation, calcining, packaging, ammonium sulphate, bulk neutralization, tailings and utility facilities. Upgrades include an additional leaching tank, thickener enhancements, higher-capacity calcination and ammonium sulphate crystallization systems, additional ammonia vaporization capacity, redundant tailings pumping, and upgrades to utilities, electrical systems, and process controls. Projects are planned to be completed progressively through 2027.

Recovery and metallurgical testing

The McArthur River ore processing flowsheet was largely based on the use of conventional mineral processing equipment, with targeted testwork undertaken to confirm design assumptions and adapt technology for the mine’s unique high-grade ore. Because external laboratories could not accept radioactive feed, simulated ore materials were used extensively in off-site testing. Subsequent work supported grinding classification conversion from screens to hydrocyclones in 2009.

Key Lake laboratory testing confirmed suitability of the Key Lake process for McArthur River ore with limited modifications. Solvent extraction chemistry adjustments that increased uranium loading were implemented in early 2000 and water treatment optimization was completed in 2009. Estimated mill recovery is 99.2%. A mill throughput test demonstrated operation of the leaching, CCD, and SX circuits at throughput rates equivalent to an annualized production rate of approximately 25 million pounds U₃O₈ per year. The test indicated that the front-end circuits could operate at the required throughput over the approximately seven-day test period without fundamental modifications to the process flowsheet; however, sustained annual performance at this production rate has not been demonstrated. Long-term operability and equipment availability remain risks. Mineralogical and metallurgical analysis of future areas is recommended to validate metallurgical and environmental assumptions.

Waste rock, effluent and tailings

There are five rock stockpiles at the Key Lake site:

•	Three contain non-mineralized waste rock. These will be decommissioned when the site is closed.

•	Two contain low-grade mineralized material. These are used to reduce the grade of McArthur River ore slurry before it enters the mill circuits to maintain a nominal 5% U₃O₈ ore feed grade.

There are two TMFs at the Key Lake site:

•

An above-ground impoundment facility, where tailings are stored within compacted till embankments. We have not deposited tailings here since 1996, and continue to utilize the facility for disposal of radiologically contaminated industrial materials.

•	The Deilmann open pit, which was mined out in the 1990s. Tailings from processing McArthur River ore are deposited in the Deilmann in-pit TMF.

Beginning in July 2001, periodic sloughing of the pit walls in the western portion of the Deilmann TMF was experienced. We implemented a long-term stabilization plan, with the final phase completed in 2019. Based upon the current licence conditions, tailings capacity is sufficient to mill all the known McArthur River mineral reserves with excess capacity to accommodate conversion of mineral resources and possible future toll-milling opportunities.

Decommissioning and financial assurances

Preliminary decommissioning plans and cost estimates describe conceptual reclamation under a “decommission tomorrow” scenario. They are updated every five years and subject to federal and provincial review. Current plans consider facilities and ore and water management through 2028. The current preliminary decommissioning plans and cost estimate, including the updated financial assurance requirements for McArthur River and Key Lake, have been approved by the SMOE and CNSC. Financial assurance of $51.4 million for McArthur River is in place with the SMOE. For Key Lake, Cameco expects to increase the financial assurance to bring the total amount to $276.9 million, based on the recent approval by the SMOE and CNSC, by the end of 2026 as required. Financial assurance for both operations is provided in the form of irrevocable standby letters of credit and/or surety bonds.

Liabilities include underground workings and shafts, surface facilities and potential contaminated soils, waste rock and tailings, and water management. Costs depend on waste geochemistry and stability, contaminant limits, treatment duration, monitoring and licensing requirements and financial assumptions. Final detailed plans require approval and actual liabilities and costs may differ significantly.

Exploration, drilling, sampling, data quality and estimates

Exploration

Non-drilling exploration includes airborne and ground electromagnetic, magnetic, gravity and resistivity surveys, lake sediment and water sampling, soil-gas surveys, boulder prospecting, seismic work and elevation surveys, used to identify and refine trends and targets. Recent work included geophysics in 2023 and 2024 and boulder prospecting and sampling in 2025. Since 2016, exploration has increasingly focused on the northern portion of the property. McA South 1, McA North 3 and McA North 4 remain principal expansion targets.

Drilling

As of September 30, 2026, 197 surface holes totaling over 121,000 metres tested the P2 structure at intervals of 300 metres or less for approximately 5.0 kilometres northeast and 6.4 kilometres southwest of the mine. Since 1994, over 1,500 underground holes totaling over 141,000 metres covered approximately 2,300 metres of overall strike length, with detailed delineation over approximately 1,800 metres at average target spacing of 10 metres. Over 8,500 additional holes totaling over 471,000 metres provided geotechnical, probe-and-grout, service, drainage, production and freezing information.

Estimates use approximately 50 mineralized surface holes, 1,227 mineralized underground holes and blastholes and 26 mineralized freeze or dewatering holes. Zone B drilling supported the addition of 5.8 million pounds of proven reserves attributable to Cameco. Ongoing Zone A drilling program results are not reflected in reported resources. Further delineation drilling is required for Zone A, McA South 1, McA North 3 and McA North 4.

Sampling, analysis and data verification

Surface holes were generally drilled on sections spaced between 50 and 200 metres with 12 to 25 metres between holes on a section when necessary. Drilled depths average 670 metres.

The orientation of mineralization is variable but, in general, vertical holes intersect mineralization at angles of 25 to 45 degrees, resulting in true widths being 40 to 70% of the intersected width. Angled holes usually intercept mineralization closer to perpendicular, giving intercepts that are closer to true width.

Any stratigraphy exhibiting noteworthy alteration, structures or radiometric anomalies is split and sampled.

Given that the vast majority of the deposit has been delineated from underground, few surface holes are used for mineral resource and reserve estimation purposes.

Underground drilling is generally planned to provide close to true thicknesses results. All underground exploration holes are core drilled and gamma probed whenever possible. McArthur River uses a high-flux gamma probe designed and constructed by alphaNUCLEAR, a member of the Cameco group of companies. This high-flux gamma probe utilizes two Geiger Müller tubes to detect the amount of gamma radiation emanating from the surroundings. The count rate obtained from the high-flux probe is compared against chemical assay results to establish a correlation to convert corrected probe count rates into equivalent % U₃O₈ grades for use when assay results are unavailable.

The consistency between probe data and chemical assays demonstrates that secular equilibrium exists within the deposit. A small portion of the data used to estimate mineral resources is obtained from assays, and in these cases, the core depth is validated by comparing the downhole gamma survey results with a hand-held scintillometer on core before it is logged, photographed, and then sampled for uranium analysis. Attempts are made to avoid having samples cross geological boundaries.

When sampled, the entire core from each sample interval is taken for assay or other measurements to characterize the physical and geochemical properties of the deposit. Core recovery throughout the deposit has generally been very good. However, in areas of poor core recovery, uranium grade determination is generally based on radiometric probe results.

The typical sample collection process at our operations is performed by or under the supervision of a qualified geoscientist and includes the following procedures:

Whole-core samples are generally collected at nominal 0.5-metre intervals, ranging from 0.1 to 1.0 metre depending on boundaries and purpose. This reduces the potential for sampling bias and radiation exposure during the sampling process.

Current sampling protocols dictate that all samples are collected and prepared in a restricted core processing facility. The core samples are collected and transferred from the core boxes to high-strength plastic sample bags, then sealed. The sealed bags are then placed in steel drums and shipped in compliance with the Transport of Dangerous Goods Regulations with tamper- resistant security seals. Chain of custody documentation is present from inserting samples into steel drums to the final delivery of results by the Saskatchewan Research Council Geoanalytical Laboratories (“SRCGL”).

All samples collected are prepared and analysed under the close supervision of qualified personnel at SRCGL, which is a restricted access laboratory licensed by the CNSC.

Drill core assay sample preparation is performed at SRCGL’s main laboratory, which is independent of the participants of the MRJV. It involves jaw crushing to 80% passing at less than two millimetres and splitting out a 100- to 200-gram sub-sample using a riffle splitter. The sub-sample is pulverized to 90% at less than 106 microns using a puck and ring grinding mill. The pulp is then transferred to a bar coded plastic snap top vial. Assaying by SRCGL involves digesting an aliquot of pulp in concentrated 3:1 HCl:HNO3, on a hot plate for approximately one hour. The volume is then made up in a 100-millilitre volumetric flask using deionized water prior to analysis by ICP-OES. Instruments used in the analysis are calibrated using certified commercial solutions. This method is ISO/IEC 17025:2017 accredited by the Standards Council of Canada.

SRCGL is independent of MRJV participants. Its uranium method is accredited to ISO/IEC 17025:2017. Controls include standards, duplicates, blanks and repeats. Failed samples are re-analysed. Probes are checked against a known source, duplicate runs and chemical assays. A centralized database receives laboratory results directly. Verification includes review of original logs, certificates and probing files, confirmation of collars and deviations, review of photographs, interval and range checks, and comparison of radiometric grades, assays and core radioactivity.

The qualified person responsible for the geological information either personally verified or directly supervised geology-related verification and attended internal peer reviews. As an operating mine, modifying factors used in the reserve estimates are validated and reviewed by the qualified persons based on actual production results. They include mining recovery and mining dilution assumptions, verified through post-mining reviews using excavation surveys against planned mining excavations, and processing recovery assumptions. The qualified persons responsible for resources and reserves consider the data valid for estimation.

Mineral resource and mineral reserve estimates

Estimates are effective September 30, 2026 and use the CIM Definition Standards. Mineral resources exclude mineral reserves. Quantities are on a 100% basis, with Cameco’s share identified separately. Totals may not add due to rounding.

Summary of mineral resources

Category	Total tonnes (x 1,000)	Grade % U3O8	Total M lb U3O8	Cameco’s share M lb U3O8
Measured	96.5	1.86	4.0	2.8
Indicated	65.4	2.14	3.1	2.2
Total Measured & Indicated	161.9	1.97	7.0	4.9
Inferred	27.0	1.30	0.8	0.5

Notes:

(1)	Cameco reports mineral reserves and mineral resources separately. Reported mineral resources do not include amounts identified as mineral reserves. Totals may not add up due to rounding.
(2)	Mineral resources that are not mineral reserves do not have demonstrated economic viability.

(3)	Cameco’s share is 69.805% of total mineral resources on the McArthur River property. All mineral resources on the RLJV side of the property boundary have been converted to mineral reserves.
(4)

Inferred mineral resources are estimated using limited geological evidence and sampling information. We do not have enough confidence to evaluate their economic viability in a meaningful way. You should not assume that all or any part of an inferred mineral resource will be upgraded to an indicated or measured mineral resource, but it is reasonably expected that the majority of inferred mineral resources could be upgraded to indicated mineral resources with continued exploration.

(5)

Reasonable expectation for eventual economic extraction of the mineral resources is based on a constant dollar average uranium price of $75.00 (US) per pound U3O8 with a $1.00 US = $1.25 (Cdn) fixed exchange rate, mining and process recoveries, production costs, royalties and mineralized area tonnage, grade, and spatial continuity considerations.

(6)	Mineral resources are estimated using a minimum mineralized thickness of 1.0 metre and at a minimum grade of 0.50% U3O8 based on the use of blasthole and raisebore underground mining methods.
(7)	The mineralized lenses have been interpreted from drillhole information on vertical cross-sections or with 3D implicit modelling.
(8)	Mineral resources have been estimated with no allowance for mining dilution and mining recovery.
(9)	Mineral resources were estimated using 3D block models.
(10)	Results from the ongoing Zone A drilling program are not reflected in the above mineral resources. Based on the results to date, we do not expect future changes to be material.
(11)

Outside of factors described in Section 15.4 of the technical report, there are no known environmental, permitting, legal, title, taxation, socio-economic, political, marketing or other relevant factors that could materially affect the above estimate of mineral resources.

Summary of mineral reserves

Reserve Category	Total tonnes (x 1,000)	Grade % U3O8	Total M lb U3O8	Cameco’s share M lb U3O8
Proven	2,089.9	6.43	296.3	206.8
Probable	438.0	5.13	49.5	34.6
Total Reserves	2,527.9	6.21	345.8	241.4

Notes:

(1)	Cameco reports mineral reserves and mineral resources separately. Totals may not add up due to rounding.
(2)	Mineral reserves are not adjusted for the estimated metallurgical recovery of 99.2%.
(3)	Key Lake mineralized blend material (Deilmann, Gaertner and cobble ore) are not included in the reserves.
(4)	Cameco’s share of total mineral reserves is 69.805% on the McArthur River property and 78.241% on the Read Lake property.
(5)	The Read Lake portion of mineral reserves (100% basis) is 3,300 tonnes at a grade of 3.39% U3O8 for 0.2 million pounds proven reserves.
(6)

Mineral reserves have been estimated based on the use of raisebore mining with an assumed 97.5% recovery and blasthole stope mining with a 99.0% recovery. Raise and stope shapes have allowances for expected waste (34% average) and backfill (6% average) dilution.

(7)	An average price of $70 (US) per pound of U3O8 was used to estimate the mineral reserves with an exchange rate of $1.00 (US) = $1.28 (Cdn).
(8)

Other than the factors described in Section 15.4 of the technical report, there are no other known mining, metallurgical, infrastructure, permitting or other relevant factors that could materially affect the above estimate of mineral reserves.

Operating and capital costs and economic analysis

Costs are in constant 2026 dollars and on a 100% MRJV basis unless stated otherwise. Annual tables follow. As of January 1, 2026, remaining capital is estimated at $2.11 billion, including Cameco’s $1.47 billion share, compared with $941 million and $658 million in the 2018 report. Major components are development, freezing, water management, concrete, electrical and other mine capital, mill capital, capacity flexibility and tank and piping upgrades. Increases reflect investments required to refresh aging infrastructure to help ensure reliable and sustainable production, including work required to upgrade the calciner and crystallization circuits at Key Lake. In addition, inflationary increases in contract labour and material costs and the joint venture’s decision to pursue upward flexibility at the mine and mill have impacted the capital costs.

Operating costs average $24.03 per pound over remaining mine life, compared with $14.97 in the 2018 report. Components include administration, mining, processing and corporate overhead. Mine costs cover extraction, processing, pumping, blending and transport. Mill costs cover receiving and processing, precipitation, packaging and tailings. The increase in operating costs is primarily related to increased maintenance costs as a result of aging infrastructure, additional assets and inflationary pressures on contract labour rates and materials. General inflation on labour and input costs as well as an increase in the expected workforce required to safely execute the mine plan also contributed to increased costs. Toll milling revenue has not been included as an offset to operating costs because it is insignificant over the life of the mine.

The economic analysis uses Cameco’s share of production revenue less its share of costs, royalties and surcharges. It excludes potential mining of resources and expenditure to bring them into production. Expected realized prices reflect the report’s assumptions and sales portfolio. Pre-tax net present value (“NPV”) at 8% is $5.86 billion for cash flows from January 1, 2026 forward. Pre-tax internal rate of return (“IRR”), using invested capital through December 31, 2025 and remaining costs, is 11.9%. Payback including actual costs was achieved in 2010 on an undiscounted pre-tax basis. Estimated capital expenditures to the end of the mine life are forecast to be covered by operating cash flow.

Income taxes are excluded because the MRJV is unincorporated and not directly taxed. Cameco’s taxable income combines several operations, making allocation impractical. Cameco is subject to federal and provincial income taxes. The analysis is more sensitive to uranium prices and packaged production than capital or operating costs.

Annual cost and cash-flow tables

Capital and operating costs are total MRJV costs in constant 2026 dollars. The following source tables retain the figures as printed. Totals may not add due to rounding.

Capital costs ($ million)

Capital Costs ($Cdn M)	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	Total
McArthur River Mine Development	$59.8	$77.8	$71.2	$81.5	$62.3	$52.5	$42.2	$41.6	$28.2	$26.3	$30.7	$25.0	$11.2	$3.3	$3.1	$3.0	$2.8	$622.3

McArthur River Mine Capital
Freeze infrastructure	29.7	24.5	23.5	24.7	18.7	10.6	14.2	—	—	—	—	—	—	—	—	—	—	145.9
Water management	2.6	8.3	28.5	20.5	0.1	1.0	—	—	—	—	—	—	—	—	—	—	—	61.1
Concrete Supply and Delivery	3.4	2.3	0.8	5.4	19.6	10.0	—	—	—	—	—	—	—	—	—	—	—	41.4
Electrical infrastructure	4.6	7.6	13.6	3.2	0.9	—	—	—	—	—	—	—	—	—	—	—	—	29.9
Other mine capital	66.9	110.3	65.8	26.8	16.8	19.7	29.9	28.2	28.4	27.2	21.7	15.8	10.1	4.8	4.8	—	—	477.3

Total Mine Capital	107.2	153.0	132.2	80.5	56.2	41.3	44.2	28.2	28.4	27.2	21.7	15.8	10.1	4.8	4.8	—	—	755.6

Key Lake Mill Sustaining
Mill Capital	40.0	29.1	30.4	36.6	25.4	8.2	11.1	13.1	16.2	16.0	19.9	16.0	11.8	11.1	7.1	3.7	—	295.7
Mill Capacity Upgrades	164.0	128.7	—	—	—	—	—	—	—	—	—	—	—	0.5	0.5	—	—	293.7
Tank and Piping Upgrades	23.7	15.9	22.7	18.2	13.0	13.0	8.9	6.9	3.9	3.9	0.0	3.9	3.9	—	—	—	—	137.9

Total Mill Capital	227.6	173.7	53.1	54.8	38.4	21.2	20.0	20.0	20.1	19.9	19.9	19.9	15.7	11.6	7.6	3.7	—	727.3

Total Capital Costs	$394.6	$404.4	$256.5	$216.8	$156.9	$115.0	$106.4	$89.7	$76.7	$73.5	$72.3	$60.7	$37.1	$19.6	$15.5	$6.7	$2.8	$2,105.2

Notes:

(1)	Presented as total cost to the McArthur River Joint Venture.
(2)	Mine development includes delineation drilling, mine lateral and vertical development, probe and grout drilling, freeze drilling, and minor support infrastructure.
(3)	Totals may not add up due to rounding.

Operating costs ($ million, except per-pound amounts)

Operating Costs ($Cdn M)	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	Total
McArthur River Mining
Site Administration	$66.0	$73.5	$76.7	$76.7	$73.5	$73.2	$72.0	$71.2	$69.4	$69.4	$69.5	$69.4	$66.5	$59.9	$58.4	$44.0	$51.7	$1,141.1
Mining Costs	174.9	183.2	184.7	169.7	162.7	165.5	168.8	163.8	171.5	168.5	162.2	162.6	154.2	148.5	145.7	140.8	128.3	2,755.7
Process	29.6	30.4	32.4	33.7	28.4	29.3	29.6	28.7	29.1	29.1	28.4	28.4	26.9	26.0	26.2	23.7	23.3	483.2
Corporate Overhead	22.7	26.7	25.7	22.6	20.7	19.7	19.5	18.8	18.6	19.0	18.1	17.8	15.1	13.0	11.7	10.0	9.1	308.9

Total Mining Costs	293.2	313.8	319.6	302.8	285.3	287.7	289.9	282.6	288.6	286.0	278.2	278.3	262.8	247.4	242.0	218.5	212.4	4,688.9

Key Lake Milling
Administration	83.4	86.9	82.8	77.0	73.5	72.9	73.5	73.4	72.8	73.1	72.8	72.8	73.2	70.6	69.5	69.6	68.8	1,266.6
Milling Costs	142.9	155.1	158.8	140.4	132.4	131.8	127.7	127.9	127.8	127.7	127.1	127.1	125.3	123.4	121.0	116.7	115.7	2,228.8
Corporate Overhead	27.5	29.8	22.8	21.1	19.0	18.2	18.2	17.9	18.2	17.9	17.9	18.4	17.5	17.5	17.7	17.3	16.1	332.9

Total Milling Costs	253.8	271.7	264.3	238.5	224.9	222.9	219.4	219.2	218.8	218.7	217.8	218.3	215.9	211.5	208.2	203.6	200.7	3,828.3

Total Operating Costs	$547.0	$585.5	$583.9	$541.3	$510.2	$510.6	$509.3	$501.8	$507.5	$504.7	$496.0	$496.6	$478.7	$458.9	$450.2	$422.0	$413.1	$8,517.2

Total Operating Cost per lb U3O8	$38.25	$32.48	$29.92	$25.43	$23.22	$23.24	$23.18	$22.84	$23.10	$22.97	$22.58	$22.61	$21.79	$20.89	$20.49	$21.14	$20.89	$24.03

Notes:

(1)	Presented as total cost to the McArthur River Joint Venture.
(2)	Totals may not add up due to rounding.

Economic analysis: annual cash-flow forecast (Cameco’s share)

Economic Analysis ($Cdn M)	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	Total
Production volume (000’s lbs U3O8)	9,982	12,584	13,621	14,861	15,334	15,334	15,334	15,334	15,334	15,334	15,334	15,334	15,334	15,334	15,334	13,938	13,800	247,461
Sales revenue	$899.4	$1,096.9	$1,225.6	$1,368.2	$1,403.1	$1,437.3	$1,446.3	$1,474.0	$1,465.8	$1,458.6	$1,492.2	$1,489.0	$1,483.0	$1,481.7	$1,492.9	$1,376.4	$1,362.8	$23,453.0
Operating costs	381.8	408.7	407.6	377.9	356.1	356.4	355.5	350.3	354.3	352.3	346.2	346.6	334.1	320.3	314.2	294.6	288.3	5,945.4
Capital costs	275.4	282.3	179.1	151.4	109.5	80.3	74.3	62.6	53.5	51.3	50.4	42.4	25.9	13.7	10.8	4.7	2.0	1,469.6
Basic royalty	38.2	46.6	52.1	58.1	59.6	61.1	61.5	62.6	62.3	62.0	63.4	63.3	63.0	63.0	63.4	58.5	57.9	996.8
Resource surcharge	27.0	32.9	36.8	41.0	42.1	43.1	43.4	44.2	44.0	43.8	44.8	44.7	44.5	44.5	44.8	41.3	40.9	703.6
Profit royalty	40.3	52.1	86.1	114.0	128.5	137.9	141.5	148.5	148.0	147.5	153.7	154.3	157.2	160.9	163.9	152.0	151.4	2,237.7
Net pre-tax cash flow	$136.6	$274.3	$463.9	$625.8	$707.3	$758.4	$770.2	$805.7	$803.8	$801.8	$833.6	$837.6	$858.2	$879.4	$895.7	$825.3	$822.3	$12,100.0

Pre-tax NPV (8%) from January 1, 2026		$5,858.0
Pre-tax IRR (%)		11.9%

Notes:

(1)	Production volume does not include recycled product received from the Blind River Refinery and the Port Hope Conversion Facility.
(2)	Expected royalties and annual resource surcharge in this table are on Cameco’s share of production only.
(3)

Cameco reports on a pre-tax basis since it is not practical to allocate a resulting income tax cost to Cameco’s portion of McArthur River as Cameco’s tax expense is a function of several variables, most of which are independent of the investment in McArthur River.

(4)	Totals may not add up due to rounding.

CONSOLIDATED CAPITALIZATION

The applicable Prospectus Supplement will describe any material change, and the effect of such material change, on the share and loan capitalization of the Company since the date of the Company’s most recently filed financial statements, including, as required, any material change, and the effect of such material change, that will result from the issuance of Securities pursuant to such Prospectus Supplement.

There have been no material changes in our share and loan capital, on a consolidated basis, since the date of our most recently filed Unaudited Financial Statements as at and for the three- and nine-month periods ended September  30, 2026 and 2025.

USE OF PROCEEDS

Specific information about the use of net proceeds from an offering of Securities will be set forth in the applicable Prospectus Supplement relating to that offering of Securities.

EARNINGS COVERAGE RATIOS

The applicable Prospectus Supplement will provide, as required, the earnings coverage ratios with respect to an issuance of First Preferred Shares, Second Preferred Shares or Debt Securities pursuant to such Prospectus Supplement.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of an unlimited number of First Preferred Shares without nominal or par value, issuable in series (none of which are outstanding); an unlimited number of Second Preferred Shares without nominal or par value, issuable in series (none of which are outstanding); an unlimited number of Common Shares without nominal or par value, of which, at November 4, 2026, 435,532,978 Common Shares were outstanding as fully paid and non-assessable shares; and one Class B Share (the “Class B Share”) which is outstanding as a fully paid and non-assessable share. In addition, as of November 4, 2026, there were stock options outstanding to acquire 39,063 Common Shares pursuant to our stock option plan. Our Articles contain provisions imposing restraints on the issue, transfer and ownership of our voting securities. See “Restrictions on Ownership and Voting” below. The following is a summary of the material provisions attaching to these classes of shares.

Common Shares

Subject to the limitations described below, the holders of our Common Shares are entitled to one vote per Common Share on all matters to be voted on by the shareholders at any meetings of shareholders (other than at meetings of only holders of some other class or series), and are entitled to receive such dividends as may be declared by our board of directors. The Common Shares are subordinate to the rights of the holders of each series of the First Preferred Shares and Second Preferred Shares that may be outstanding as to payment of dividends and to the distribution of assets in the event of our liquidation, dissolution or winding up or any other distribution of our assets among shareholders for the purpose of winding up our affairs. The holders of our Common Shares have no pre-emptive, redemption, purchase or conversion rights in respect of such shares. Except as described under “Restrictions on Ownership and Voting” below, non-residents of Canada who hold Common Shares have the same rights as shareholders as residents of Canada.

Class B Share

The holder of the Class B Share, the Province of Saskatchewan (the “Province”), is entitled to receive notice of and to attend all meetings of shareholders including meetings of any class or series thereof but does not have the right to vote at any such meeting other than a meeting of the holder of the Class B Share as a class. The holder of the Class B Share does not have the right to vote separately as a class, except on any proposal to: (i) amend Part I of Schedule B of the Articles; (ii) amalgamate that would affect an amendment to Part I of Schedule B of the Articles; or (iii) amend the Articles so as to alter the rights attached to the Class B Share. Part I of Schedule B of the Articles provides that (A) our registered office and head office operations must be located in the Province, (B) all of our executive officers (vice-chair of the board, chief executive officer, chief operating officer, chief financial officer and president), except for the chair of our board, and substantially all of our senior officers (vice presidents) must be ordinarily resident in the Province, and (C) all annual meetings of our shareholders must be held at a place in the Province. The holder of the Class B Share is entitled to request and receive information from us for the purpose of determining whether the provisions of Part I of Schedule B of the Articles are being complied with. The holder of the Class B Share does not have the right to receive any dividends declared by us. Subject to the prior rights of each series of First Preferred Shares and Second Preferred Shares, the holder of the Class B Share ranks equally with holders of our Common Shares with respect to the distribution of assets in the event of our liquidation, dissolution or winding up. The holder of the Class B Share has no pre-emptive, redemption, purchase or conversion rights in respect of such share. The Class B Share is non-transferable.

First Preferred Shares

The First Preferred Shares are issuable from time to time in one or more series and our board of directors may determine by resolution the number of shares in, and the designation, rights, privileges, restrictions and conditions attaching to, each series. The First Preferred Shares of each series will rank equally with the shares of every other series of First Preferred Shares and prior to the Second Preferred Shares, the Common Shares and the Class B Share with respect to the payment of dividends and the distribution of our assets in the event of liquidation, dissolution or winding up and may carry voting rights.

Second Preferred Shares

The Second Preferred Shares are issuable from time to time in one or more series and our board of directors may determine by resolution the number of shares in, and the designation, rights, privileges, restrictions and conditions attaching to, each series. The Second Preferred Shares of each series will rank equally with the shares of every other series of Second Preferred Shares and prior to the Common Shares and the Class B Share with respect to the payment of dividends and the distribution of our assets in the event of liquidation, dissolution or winding up and may carry voting rights.

Restrictions on Ownership and Voting

Limits on the Holdings of Residents and Non-Residents of Canada

The Articles, pursuant to the requirements of the Eldorado Nuclear Limited Reorganization and Divestiture Act (Canada), as amended (the “ENL Reorganization Act”), contain provisions imposing constraints on the issue, transfer and ownership, including joint ownership, of our voting securities so as to prevent both residents and non-residents of Canada from owning or controlling more than a specified percentage of voting securities. The constraints affect our Common Shares.

Specifically, no resident of Canada, alone or together with associates, may hold, beneficially own or control, directly or indirectly, other than by way of security only or for purposes of distribution by an underwriter, voting securities to which are attached more than 25% of the votes that may ordinarily be cast to elect our directors. Similarly, no non-resident of Canada, alone or together with associates, may hold, beneficially own or control, directly or indirectly, other than by way of security only or for purposes of distribution by an underwriter, voting securities to which are attached more than 15% of the votes that may ordinarily be cast to elect our directors. Further, the votes attaching to our securities held, beneficially owned or controlled, directly or indirectly, by all non-residents of Canada together, and cast at any meeting of our shareholders will be counted and pro-rated collectively to limit the proportion of votes cast by non-residents to no more than 25% of the total number of votes cast by the shareholders at that meeting. We limit the counting of votes cast by non-residents of Canada at our annual shareholder meeting to abide by this restriction, which has resulted in non-residents of Canada receiving less than one vote per share.

Enforcement

In order to give effect to such constraints, the Articles contain provisions for the enforcement of the restrictions relating to ownership and voting by residents and non-residents of Canada described above, including provisions for suspension of voting rights, forfeiture of dividends and other distributions to shareholders, prohibitions against the issue and transfer of securities, requiring such shareholder to sell or dispose of shares and suspension of all remaining shareholders’ rights.

The provisions allow us to require holders, proposed transferees or other subscribers for voting securities and certain other persons to furnish shareholder declarations as to residence, ownership of voting securities and certain other matters relative to the enforcement of the restrictions. Nominees such as banks, trust companies, securities brokers or other financial institutions who hold the shares on behalf of beneficial shareholders need to make the declaration on their behalf. We are precluded from issuing or registering a transfer of any voting securities where a contravention of the resident or non-resident ownership restrictions would result.

If and when we have reason to believe, whether through shareholder declarations filed with us or our books and records or those of our registrar and transfer agent or otherwise, that voting securities are held by a shareholder in contravention of the resident or non-resident ownership restrictions, we have the power to suspend all rights of the shareholder in respect of all securities held, other than the right to transfer them, not earlier than 30 days after first sending of notice to the shareholder, unless the voting securities so held have been disposed of by the shareholder and we have been so advised.

Other Restrictions

The ENL Reorganization Act places certain other restrictions on us, including prohibition against applying for continuance in another jurisdiction and a prohibition against our enacting articles of incorporation or by-laws containing provisions inconsistent with the provisions included in the ENL Reorganization Act. The ENL Reorganization Act provides that the Articles must contain restrictions on us including a prohibition against our creating restricted shares (generally a participating share containing restrictive voting rights) and the requirement that we maintain our registered office and head office operations within the Province.

The Saskatchewan Mining Development Corporation Reorganization Act also requires us to maintain our registered office and head office operations (generally all executive, corporate planning, senior management, administrative and general management functions) within the Province.

PLAN OF DISTRIBUTION

The plan of distribution with respect to an offering of Securities under this Prospectus will be described in the Prospectus Supplement for the applicable distribution of Securities.

PRIOR SALES

Prior sales of the Securities, as applicable, will be described in the Prospectus Supplement relating to the specific issuance of Securities.

TRADING PRICE AND VOLUME

Trading prices and volume of the Securities, as applicable, will be described in the Prospectus Supplement relating to the specific issuance of Securities.

RISK FACTORS

Prospective purchasers of Securities should consider carefully the risk factors contained in and incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference), the risk factors section contained in the Company’s most recently filed annual information form and the Company’s most recently filed annual management’s discussion and analysis as well as any risk factors discussed in any quarterly management’s discussion and analysis for the current year, and those described in a Prospectus Supplement relating to a specific offering of Securities.

Discussions of certain risks affecting the Company in connection with its business are provided in the Company’s annual disclosure documents filed with the various securities regulatory authorities which are incorporated by reference in this Prospectus.

CERTAIN INCOME TAX CONSEQUENCES

Prospective purchasers of Securities may be subject to tax consequences in Canada and abroad in respect of their acquisition, holding and/or disposition of Securities. The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of the acquisition, ownership and disposition of any Securities offered thereunder, including the Canadian income and/or withholding tax consequences applicable to investors who are non-residents of Canada. The applicable Prospectus Supplement may also describe certain U.S. federal income tax considerations generally applicable to investors described therein who are U.S. persons (within the meaning of the United States Internal Revenue Code of 1986, as amended) of the acquisition, ownership and disposition of any Securities offered thereunder. Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities.

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to a specific offering of Securities, certain legal matters relating to Canadian law in connection with the offering of the Securities will be passed upon on behalf of the Company by McCarthy Tétrault LLP and certain legal matters relating to United States law in connection with the issue and sale of the Securities will be passed upon on behalf of the Company by Covington & Burling LLP. As at the date hereof, partners and associates of McCarthy Tétrault LLP own beneficially, directly or indirectly, less than 1% of any outstanding class of securities of the Company. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and, if applicable, United States law.

INTERESTS OF EXPERTS

The scientific and technical information relating to the Company’s McArthur River operation described in this Prospectus has been approved by Keith Perry, P. Eng. and/or Daley McIntyre, P. Eng., and such information that is incorporated into this Prospectus by reference as of the date hereof was prepared by or under the supervision of or approved by Biman Bharadwaj, P. Eng., Daley McIntyre, P. Eng., Gregory M. Murdock, P. Eng., Keith Perry, P. Eng., and/or Alain D. Renaud, P. Geo., as described under “The Company – McArthur River/Key Lake”.

The scientific and technical information relating to the Company’s Cigar Lake operation described in this Prospectus has been approved by Kirk Lamont, P. Eng. and such information that is incorporated into this Prospectus by reference as of the date hereof was prepared by or under the supervision of or approved by Biman Bharadwaj, P. Eng., Scott Bishop, P. Eng., Alain D. Renaud, P. Geo., and/or Kirk Lamont, P. Eng., as described in the applicable document incorporated into this Prospectus by reference.

The scientific and technical information relating to the Company’s Inkai operation described in this Prospectus has been approved by C. Scott Bishop, P. Eng., Sergey Ivanov, P. Geo., and/or Alain D. Renaud, P. Geo. and such information was prepared by or under the supervision of or approved by C. Scott Bishop, P. Eng., Sergey Ivanov, P. Geo., and/or Alain D. Renaud, P. Geo., as described in the applicable document incorporated into this Prospectus by reference.

Each of the individuals referenced above is a “qualified person” as such term is defined in NI 43-101 and is an employee of the Company or of one of our associates or affiliates. None of the individuals referenced above received or will receive a direct or indirect interest in our property or in the property of any of our associates or affiliates. As at the date hereof, each of the individuals referenced above beneficially owns, directly or indirectly, less than 1% of any outstanding class of our securities.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of Cameco are KPMG LLP, River Centre, 500, 475 – 2nd Avenue South, Saskatoon, Saskatchewan S7K 1P4. KPMG LLP have confirmed with respect to the Company that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to the Company under all relevant U.S. professional and regulatory standards.

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. in Canada, and the co-transfer agent and co-registrar for the Common Shares in the U.S. is Computershare Trust Company, N.A.

AGENT FOR SERVICE OF PROCESS IN CANADA

Kathryn (Kate) Jackson, a director of the Company, and Sergey Ivanov, P. Geo., a “qualified person” within the meaning of NI 43-101, each reside outside of Canada, and each has appointed Cameco Corporation, 2121 – 11th Street West, Saskatoon, Saskatchewan S7M 1J3, as their agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

The Company is incorporated under the laws of Canada and its principal place of business is in Canada. Most of the Company’s directors and officers, and some of the experts named in this Prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the U.S. The Company has appointed an agent for service of process in the U.S. but it may be difficult for holders of Securities who reside in the U.S. to effect service within the U.S. upon the Company or those directors, officers and experts who are not residents of the U.S. Investors should not assume that a Canadian court would enforce a judgment of a U.S. court obtained in an action against the Company or such other persons predicated on the civil liability provisions of the U.S. federal securities laws or the securities or “blue sky” laws of any state within the U.S. or would enforce, in original actions, liabilities against the Company or such persons predicated on the U.S. federal securities laws or any such state securities or “blue sky” laws. The Company’s Canadian counsel has advised the Company that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. The Company cannot provide assurance that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

The Company filed with the SEC, concurrently with the Registration Statement on Form F-10 of which this Prospectus forms a part, an Appointment of Agent for Service of Process on Form F-X. Under the Form F-X, the Company appointed Cristina Giffin, Power Resources, Inc., Smith Ranch-Highland Operation, 762 Ross Road, Douglas, Wyoming, USA, 82633 as its agent for service of process in the U.S. in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a U.S. court arising out of or relating to or concerning an offering of Securities under this Prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents referred to in “Documents Incorporated by Reference”; the consent of the auditors; the consents of the applicable engineers and geologists; the Trust Indenture, dated as of May 22, 2012, between Cameco and The Bank of New York Mellon, as trustee; the statement of eligibility of The Bank of New York Mellon, as trustee, on Form T-1; and powers of attorney of the directors and officers of the Company. A copy of the form of any warrant indenture, subscription receipt agreement, or supplemental debt indenture, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

WELL-KNOWN SEASONED ISSUER

This Prospectus constitutes a “WKSI base shelf prospectus” (as defined in NI 44-102) and has been filed by the Company under Part 9B of NI 44-102. Pursuant to Part 9B of NI 44-102, certain “eligible issuers” that are “well-known seasoned issuers” and certain other “eligible issuers” are permitted to file a WKSI base shelf prospectus and, subject to the satisfaction of certain conditions, a receipt will be deemed to be issued by the applicable securities regulatory authorities for such WKSI base shelf prospectus immediately upon filing, without review by such applicable securities regulatory authorities or the requirement to file and obtain a receipt for a preliminary short form base shelf prospectus. WKSI base shelf prospectuses are also exempt from certain disclosure requirements under NI 44-102 that would otherwise apply to a final short form base shelf prospectus. The Company has determined that it qualifies as a “well-known seasoned issuer” pursuant to NI 44-102 because, as of November 4, 2026, the last trading day prior to the date of this Prospectus, it had “qualifying public equity” as defined in NI 44-102 of approximately $49,644,860,679, which exceeds the threshold amount referred to in subparagraph (a)(i) of the definition of “well-known seasoned issuer” in Part 9B of NI 44-102. The Company has determined that it does not qualify as a “well-known seasoned issuer” under the U.S. securities laws.

EXEMPTIONS

Pursuant to a decision of the Autorité des marchés financiers dated November 4, 2026, the Company was granted a permanent exemption from the requirement to translate into French this Prospectus as well as the documents incorporated by reference herein and any Prospectus Supplement to be filed in relation to an “at-the-market distribution”. This exemption is granted on the condition that this Prospectus and any Prospectus Supplement (other than in relation to an “at-the-market distribution”) be translated into French if the Company offers Securities to Québec purchasers in connection with an offering other than in relation to an “at-the-market distribution”.

PART II

INFORMATION NOT REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Under the Canada Business Corporations Act (the “CBCA”), a corporation may indemnify a present or former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. Each of the aforementioned individuals is entitled to the indemnification provided above from a corporation as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfills conditions (i) and (ii) above. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above. The indemnification or the advance of any moneys may be made in connection with a derivative action only with court approval and only if the conditions in (i) and (ii) above are met.

The by-laws of the Registrant provide that, subject to the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or an individual who acts or acted at the Registrant’s request as a director or officer, or in a similar capacity of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other action or proceeding in which such individual was involved because of that association with the Registrant or other entity, if (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. The Registrant also has agreements with each director and officer to provide indemnification to the extent permitted under the CBCA.

Under the CBCA, a corporation may purchase and maintain insurance for the benefit of any of the aforementioned individuals against any liability incurred by the individual in his or her capacity as a director or officer of the corporation, or in his or her capacity as a director or officer, or similar capacity, of another entity, if the individual acted in such capacity at the corporation’s request. The by-laws of the Registrant also provide that the Registrant may purchase, maintain or participate in insurance against the risk of its liability to indemnify persons as set forth in the foregoing paragraph. The Registrant has purchased third party director and officer liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

Exhibits

Exhibit Number	Description

4.1	Annual information form of Cameco for the year ended December 31, 2025, dated March 19, 2026 (incorporated by reference from Exhibit No. 99.1 to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 19, 2026 (the “Form 40-F”)).

4.2	Audited consolidated financial statements of Cameco (the “Consolidated Financial Statements”) as at and for the years ended December 31, 2025 and 2024 and related notes, together with the related management’s report on internal control over financial reporting, and the reports of the independent registered public accounting firm thereon (incorporated by reference from Exhibit No. 99.2 to the Form 40-F).

4.3	Management’s discussion and analysis of Cameco in respect of the Consolidated Financial Statements (incorporated by reference from Exhibit No. 99.3 to the Form 40-F).

4.4	Unaudited interim consolidated financial statements of Cameco (the “Unaudited Financial Statements”) as at and for the three and nine month periods ended September 30, 2026 and 2025, and related notes therein (incorporated by reference from Exhibit No. 99.3 to the Registrant’s Form 6-K, furnished to the Commission on October 30, 2026).

4.5	Management’s discussion and analysis in respect of the Unaudited Financial Statements (incorporated by reference from Exhibit No. 99.2 to the Registrant’s Form 6-K, furnished to the Commission on October 30, 2026).

4.6	Management Proxy Circular of Cameco dated April 2, 2026 in connection with the Annual Meeting of Shareholders held on May 7, 2026 (incorporated by reference from Exhibit 99.3 to the Registrant’s Form 6-K, furnished to the Commission on April 2, 2026).

5.1	Consent of KPMG LLP.

5.2	Consent of Alain D. Renaud.

5.3	Consent of Biman Bharadwaj.

5.4	Consent of Scott Bishop.

5.5	Consent of Kirk Lamont.

5.6	Consent of Gregory M. Murdock.

5.7	Consent of Sergey Ivanov.

5.8	Consent of Daley McIntyre.

5.9	Consent of Keith Perry.

6.1	Powers of attorney (included on the signature pages of this Registration Statement).

7.1	Trust Indenture, dated as of May 22, 2012, between Cameco and The Bank of New York Mellon, as trustee (incorporated by reference from Exhibit No. 7.1 to the Registrant’s Registration Statement on Form F-10, filed with the Commission on November 12, 2024).

7.2	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon with respect to the Trust Indenture, dated as of May 22, 2012.

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saskatoon, Province of Saskatchewan, Canada, on this 5th day of November, 2026.

CAMECO CORPORATION

By:	/s/ Tim Gitzel
	Name:	Tim Gitzel
	Title:	Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Tim Gitzel and Heidi Shockey, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form F-10, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Tim Gitzel Tim Gitzel	Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2026

/s/ Heidi Shockey Heidi Shockey	Senior Vice-President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2026

/s/ Marie Inkster Marie Inkster	Director	November 5, 2026

/s/ Tammy Cook-Searson Tammy Cook-Searson	Director	November 5, 2026

/s/ Catherine Gignac Catherine Gignac	Director	November 5, 2026

/s/ Kathryn Jackson Kathryn Jackson	Director	November 5, 2026

/s/ Don Kayne Don Kayne	Director	November 5, 2026

Signature	Title	Date

/s/ Peter Kukielski Peter Kukielski	Director	November 5, 2026

/s/ Leontine van Leeuwen-Atkins Leontine van Leeuwen-Atkins	Director	November 5, 2026

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, the undersigned has signed this Registration Statement on Form F-10 solely in her capacity as the duly authorized representative of Cameco Corporation in the United States, on this 5th day of November, 2026.

By:	/s/ Cristina Giffin
Cristina Giffin Power Resources, Inc., Smith Ranch-Highland Operation